Exhibit 99.3

CareMax Signs Collaboration Agreement with Anthem

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CareMax to open approximately 50 medical centers across eight states through programmatic relationship with Anthem
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Anthem to collaborate with CareMax to improve outcomes and quality for NYC municipal employee retirees

Miami, FL – August 13, 2021 -- CareMax, Inc. (NASDAQ: CMAX; CMAXW), a leading technology-enabled provider of value-based care to seniors, announced today it has signed a collaboration agreement with Anthem, a national health benefits company. Through this collaboration, CareMax plans to build medical centers in areas where Anthem will offer a value-based care model to improve patient outcomes.

“At Anthem, we strive to be the most innovative, valuable, and inclusive partner for our patients and communities,” said Christopher Day, president, value-based solutions at Anthem. “This new collaboration with CareMax will allow us to transition patients to a value-based care model, which we believe will create better outcomes for our patients by allowing them to spend more time with medical teams and receive the additional support services that CareMax offers.”

Through this collaboration agreement, CareMax plans to open approximately 50 medical centers with a focus on Indiana, Texas, Kentucky, Wisconsin, Georgia, Connecticut, and Virginia, among others.

Additionally, on July 15, 2021, Empire BlueCrossBlueShield, an Anthem Company, in partnership with nonprofit insurer EmblemHealth, was awarded the City of New York group Medicare Advantage retiree contract to serve up to approximately 250,000 retired workers. The contract is scheduled to go into effect January 1, 2022. Anthem will be working collaboratively with CareMax, and other providers, to  bring as many of these retirees as possible into value-based arrangements.

“We have seen great outcomes for our patients in South Florida and now we are working to bring our model nationwide,” said Carlos de Solo, CEO of CareMax. “We know that value-based care helps seniors live healthier lives, and we are excited to partner with Anthem to bring healthcare with heart to the populations who need it most.”

About CareMax

CareMax is a technology-enabled care platform providing value-based care and chronic disease management to seniors. CareMax operates medical centers that offer a comprehensive suite of healthcare and social services, and a proprietary software and services platform that provides data, analytics, and rules-based decision tools/workflows for physicians across the United States. Learn more atwww.caremax.com.

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 117 million people, including more than 44 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding our future growth and strategy. Words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will," or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the CareMax and/or Anthem's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important risks and uncertainties that could cause the CareMax's and Anthem’s actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, CareMax’s ability to expand its business into new geographical locations; the timing of expansion plans; changes in market or industry conditions, regulatory environment, competitive conditions, and receptivity to CareMax and Anthem's services; CareMax’s ability to continue its growth; changes in laws and regulations applicable to CareMax and Anthem's respective businesses, in particular with respect to Medicare Advantage; any delay, modification or cancellation of government contracts; CareMax and Anthem's ability to fulfill their respective obligations in the collaboration agreement; the impact of COVID-19 or another pandemic, epidemic or outbreak of infectious disease on CareMax and Anthem's business and results of operation; and CareMax's ability to locate and open facilities and recruit and retain qualified team members and independent physicians. For a detailed discussion of the risk factors that could affect the CareMax and Anthem's actual results, please refer to the risk factors identified in the CareMax and Anthem's reports filed with the SEC. All information provided in this press release is as of the date hereof, and neither CareMax or Anthem undertakes no duty to update or revise this information unless required by law.

Contacts:

CareMax, Inc.

Media

Christine Bucan

(305) 542-8855

Christine@thinkbsg.com

Investor Relations

Ben Quirk

(415) 640-3715

ben.quirk@caremax.com

Investor Relations

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

Anthem

Media

Michelle Vanstory

(919) 713-3037
Michelle.vanstory@anthem.com

Investor Relations

Stephen Tanal

(800) 985-0999

Stephen.Tanal@anthem.com